Exhibit 5.7

November 26, 2012

CONSENT OF SAMUEL MAH

United States Securities and Exchange Commission

Gentlemen:

           In connection with Silver Wheaton Corp.’s registration statement on Form F-10, and any amendments thereto filed under the United States Securities Act of 1933, as amended (the “Registration Statement”), I, Samuel Mah, M.A.Sc., P.Eng., Director of Engineering, Silver Wheaton Corp., hereby consent to the use of my name in the Registration Statement and to the inclusion and incorporation by reference in the Registration Statement of the following reports or information derived therefrom:

          1.      Reserve estimates of the Yauliyacu Mine; and

          2.      Technical report dated March 30, 2011, entitled “2010 Resource and Reserve Update, Yauliyacu Mine, Peru”.

Yours truly,

/s/ Samuel Mah
Samuel Mah, M.A.Sc., P.Eng.
Director of Engineering,
Silver Wheaton Corp.